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                                                                      EXHIBIT 99

         Media Contact:                              Investor Contact:
         Terry L. Cook                               James F. Verhey
         (909) 483-8511                              (909) 483-8513


FOR IMMEDIATE RELEASE

               Kaiser Ventures Announces that Merger is Effective;
              Each Share to Be Converted into $10 in Cash and One
                                  Class A Unit


     ONTARIO, CA (December 4, 2001) - Kaiser Ventures LLC ("Kaiser LLC") announced today that the merger of Kaiser Ventures Inc. ("Kaiser Inc.") into Kaiser LLC was effective as of 11:59 P.M. on Friday, November 30, 2001. Kaiser Inc.'s stockholders approved the plan to convert Kaiser Inc. into a limited liability company and distribute much of its cash on a tax advantaged basis on November 28, 2001 at Kaiser Inc.'s annual meeting of stockholders. As of the effective time of the merger, each share of Kaiser Inc. Common Stock was automatically converted into the right to receive $10 in cash plus one Class A Unit in Kaiser LLC.

     Kaiser Inc.'s Common Stock ceased trading on the NASDAQ Stock Market as of midnight on November 30, 2001. Trades executed prior to that time will be cleared by the transfer agent and The Depository Trust Company by December 5, 2001. No trades or transfers executed after November 30, 2001 will be recorded in Kaiser Inc.'s stock books. The merger consideration is payable to stockholders of record as of the close of business on December 5, 2001.

     To receive the cash and Class A Units, Kaiser Inc. stockholders of record must submit their stock certificates and a Letter of Transmittal, appropriately completed, to ACS Securities Services, Inc., Kaiser LLC's transfer agent. Copies of the Letter of Transmittal and related instructions will be mailed to Kaiser Inc. stockholders of record beginning December 6, 2001. Copies of the Letter of Transmittal and related instructions may also be obtained from Kaiser Inc.'s website, www.kaiserventures.com. The website also includes
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KAISER VENTURES ANNOUNCES THAT MERGER IS EFFECTIVE; EACH SHARE TO BE CONVERTED
INTO $10 IN CASH AND ONE CLASS A UNIT

additional information about the process for surrendering shares, including a set of frequently asked questions.

     For tax reasons, Kaiser LLC strongly recommends that the Class A Units not be held in "street name." Consequently, brokerage firms, banks and other nominees should provide the names and tax identification numbers of the actual beneficial owners of the Kaiser Inc. stock so that the Class A Units may be issued in the name of the beneficial owner(s). Certificates for the Class A Units (registered in the name of the beneficial owner(s)) and the cash payable as a result of the merger will be delivered to brokerage firms, banks and other nominees who properly complete the transmittal documents. These nominees may retain the physical certificates and cash for the benefit of their clients or distribute them as directed by those clients. Because the Class A Units cannot be traded on a secondary market, there is no means of holding the Class A Units electronically.

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